FORM 4

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1.        Name and Address          Stuart Fullinwider
                                    24768 Foothills Drive North
                                    Golden, CO  80401

2.        Issuer Name and Ticker or Trading Symbol   InfoNow Corporation,  INOW

3.        IRS or Social Security Number of Reporting Person (Voluntary)

4.        Statement for Month/Year  11/99

5.        If Amendment, Date of Original (Month/Year)

6.        Relationship of Reporting Person to Issuer (Check all applicable)

                  Director                  10% Owner
                  --------
                  Officer (Give Title)      Other (Specify)

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Table I - Non-Derivative Securities acquired, Disposed of, or Beneficially Owned

-------------------- -------------------- --------- --- ------------ ------- --------- ----------------- --------------- ----------
Title of Security    Transaction Date     Code      V   Amount       (A)     Price     Amount of         Ownership       Nature of
                     (Month/Year)                                    or (D)            Securities        Form: Direct    Indirect
                                                                                       Beneficially      (D) or          Beneficial
                                                                                       Owned at End of   Indirect (I)    Ownership
                                                                                       Month
-------------------- -------------------- --------- --- ------------ ------- --------- ----------------- --------------- ----------
Common Stock         11/15/99             S             5,000        D       $9.25     405,000           D
-------------------- -------------------- --------- --- ------------ ------- --------- ----------------- --------------- ----------
Common Stock         11/22/99             S             30,000       D       $9.125    375,000           D
-------------------- -------------------- --------- --- ------------ ------- --------- ----------------- --------------- ----------
Common Stock         11/26/99             S             35,000       D       $9.1786   340,000           D
-------------------- -------------------- --------- --- ------------ ------- --------- ----------------- --------------- ----------

Table II - Derivative Securities Acquired, Disposed of, or beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------- ----------- ----------- ------ -- --- --- ------- ------- --- --------- -------- ------------ ----------- ----------
Title of        Conversion  Transaction Code   V  (A) (D) Date    Expria- Ti  Amount or Price    Number of    Ownership   Nature of
Derivative      or Exercise Date                          Exer-   tion    it  Number of of       derivative   Form of     Indirect
Security        Price of    (M/D/Y)                       cisable Date    l   Shares    Deri-    Securities   Derivative  Beneficial
                Derivative                                                e             vative   Beneficially Security    Ownership
                Security                                                                Security Owned at End Direct (D)
                                                                                                 of Month     or Indirect
                                                                                                              (I)
--------------- ----------- ----------- ------ -- --- --- ------- ------- --- --------- -------- ------------ ----------- ----------
Stock Option    $1.195      8/28/98               A       See     8/28/08     20,000    1.195    12,500       D
(right to buy)*                                           note
--------------- ----------- ----------- ------ -- --- --- ------- ------- --- --------- -------- ------------ ----------- ----------

--------------- ----------- ----------- ------ -- --- --- ------- ------- --- --------- -------- ------------ ----------- ----------

--------------- ----------- ----------- ------ -- --- --- ------- ------- --- --------- -------- ------------ ----------- ----------

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*Exercisable as to 1/24th of the underlying  common shares on 8/28/98 and on the twenty-eighth (28th) day of every month thereafter provided that as of each such date, the holder is a Director of the Company.



                      /s/      Stuart Fullinwider        Date:    Dec. 9, 1999
                     -----------------------------               --------------
                              Name